Exhibit 10(k)(1)

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT is made and entered into as of the 15 day of January, 1999, by and between OGLEBAY NORTON COMPANY, a Delaware corporation with its principal office and place of business in Cleveland, Ohio (the “Borrower”) and NATIONAL CITY BANK, a national banking association with its principal office and place of business in Cleveland, Ohio (the “Bank”).

WITNESSETH:

WHEREAS, the Borrower and the Bank are parties to that certain Credit Agreement dated July 14, 1997 (the “Credit Agreement”); and

WHEREAS, the Borrower and the Bank mutually desire to amend the Credit Agreement in order to change the interest rate applicable to the Subject Loan, amend the general financial standards applicable to the Credit Agreement, permit Borrower to grant to KeyBank National Association a Second Preferred Fleet Mortgage on the “Wolverine” and the “David Z. Norton”, amend the General Financial Standards, amend subsection applicable to equity transactions, add a capital expenditure financial covenant and make certain other changes to the Credit Agreement.

NOW, THEREFORE, the Borrower and the Bank hereby agree as follows:

I. Subsection 2.01 (b) of the Credit Agreement is hereby amended to read in its entirety as follows:

(b) bearing interest (subject to the provisions of subsection 8.10 and those in Exhibit B) prior to Maturity,

(i) for the period commencing May 15, 1998 and ending July 15, 1998 at a fixed rate equal to seven and thirty-two one hundredths percent (7.32%) per annum, and

(ii) on and after July 16, 1998, at fixed rate equal to seven and eighty-two one hundredths percent (7.82%) per annum plus the Applicable Margin. Applicable Margin shall mean, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio for Borrower’s most recently completed fiscal quarter commencing with the financial statements for Borrower’s fiscal quarter ending June 30, 1998.

Leverage Ratio	Applicable Margin
Greater than or equal to 4.25 to 1.00	50.00 basis points

Greater than or equal to 4.00 to 1.00 but less than 4.25 to 1.00	37.50 basis points

Greater than or equal to 3.75 to 1.00 but less than 4.00 to 1.00	25.00 basis points

Greater than or equal to 3.50 to 1.00 but less than 3.75 to 1.00	12.50 basis points

Less than 3.50 to 1.00	0 basis points

Changes to the Applicable Margin shall be effective on the first day of the month following the date upon which Bank received, or, if earlier, should have received, pursuant to Section 3A.01 of the Credit Agreement, as amended by this First Amendment, Borrower’s financial statements. After Maturity the Subject Note shall bear interest at a fluctuating rate that shall be equal to two percent (2.0%) per annum plus the Prime Rate.

2. Section 3B GENERAL FINANCIAL STANDARDS of the Credit Agreement is hereby amended to read in its entirety as follows:

3B. GENERAL FINANCIAL STANDARDS — Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will observe the financial covenants contained in Sections 5.7 (b) through 5.7 (g) of the Credit Agreement between Borrower and KeyBank National Association dated May 15, 1998 (the “KeyBank Credit Agreement”), as such financial covenants currently exist. A copy of such financial covenants is attached hereto as Exhibit A.

3. Subsection 3D.01 EQUITY TRANSACTIONS of the Credit Agreement is hereby amended to read in its entirety as follows:

3D.01.1 MERGER AND SALE OF ASSETS. No Company shall merge or consolidate with any other corporation or sell, lease or transfer or otherwise, dispose of all or a substantial part of its assets to any Person or entity, except that if no Default Under This Agreement or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) any Subsidiary may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving corporation) or (ii) any one (1) or more Pledgors, provided that either (A) the continuing or surviving corporation shall be a Wholly-Owned Subsidiary which is a Pledgor, or (B) after giving effect to any merger pursuant to this sub-clause (ii), Borrower and/or one or more Wholly-Owned Subsidiaries which are Pledgor shall own not less than the same percentage of the outstanding Voting Power of the continuing or surviving corporation as Borrower and/or one or more Wholly-Owned Subsidiaries (which are Pledgors) owned of the merged Subsidiary immediately prior to such merger;

(b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower, (ii) any Wholly-Owned Subsidiary which is a Pledgor, or (iii) any Pledgor, of which Borrower and/or one or more Wholly-Owned Subsidiaries, which are Pledgors, shall own not less than the same percentage of Voting Power as Borrower and/or one or more Wholly-Owned Subsidiaries (which are Pledgors) then own of the Subsidiary making such sale, lease, transfer or other disposition;

(c) any Company may engage in any such conduct in connection with an Acquisition permitted pursuant to subsection 3D.01.2 hereof so long as the resulting Person is either Borrower or a Pledgor;

(d) Borrower may effectuate the Holding Company Reorganization pursuant to subsection 3D.01.3 hereof and the Canadian Amalgamation pursuant to Section 5.15 of the KeyBank Credit Agreement.

(e) any Company may (i) sell, lease or transfer inventory in the ordinary course of business, or (ii) dispose of obsolete or no longer useful equipment or other assets of such Company in the ordinary course of business so long as the aggregate amount of all such dispositions by all Companies does not exceed One Million Dollars ($1,000,000.00) during any fiscal year of Borrower.

3D.01.2 ACQUISITIONS. Without the prior written consent of Bank, which shall not be unreasonably withheld, no Company shall effect an Acquisition; provided, that, so long as no Default Under This Agreement or Event of Default shall then exist or immediately thereafter shall begin to exist, this Section shall not apply to:

(a) an Acquisition by Borrower or a Pledgor so long as (i) Borrower or such Pledgor is the surviving entity of the Acquisition (in the case of a merger, consolidation or other combination) or the Person to be acquired becomes a Pledgor promptly after such Acquisition (in the case of the acquisition of the stock (or other equity interest) of a Person); (ii) the Companies are in full compliance with this Agreement both prior to and subsequent to the transaction; (iii) Borrower provides to Bank, at least ten (10) days prior to the consummation of such Acquisition, written notice of such Acquisition, historical financial statements of such Person and a pro forma financial statement of the Companies accompanied by a certificate of its chief financial officer or treasurer showing pro forma compliance with Section 3B hereof, both before and after the proposed Acquisition, and (iv) the aggregate consideration paid by the Companies with respect to such Acquisition, when added to all other acquisitions for all Companies during any four (4) consecutive fiscal quarters, would not exceed the aggregate amount of Twenty-Five Million Dollars ($25,000,000.00); or

(b) the Holding Company Reorganization pursuant to subsection 3D.01.3 hereof and the Canadian Amalgamation pursuant to subsection 3D.01.4 hereof

3D.01.3 HOLDING COMPANY REORGANIZATION. Borrower may merge with a Wholly-Owned Subsidiary of the Holding Company as contemplated by the Proxy Statement (the “Holding Company Reorganization”) so long as at the time of such transaction:

(a) no Default Under This Agreement or Event of Default shall then exist or immediately thereafter shall begin to exist;

(b) Borrower is in full compliance with this Agreement both prior to and subsequent to the Holding Company Reorganization;

(c) the Holding Company shall have executed and delivered to Bank, an assumption agreement, pursuant to which the Holding Company unconditionally assumes all of the obligations of Borrower under this Agreement and the other loan documents to which Borrower is a party;

(d) the Holding Company shall have executed and delivered to Bank such other security documents as Bank deems necessary or advisable; and

(e) Borrower shall have provided to Bank such corporate governance and authorization documents and an opinion of counsel, in form and substance satisfactory to Bank, as may be deemed necessary or advisable by Bank.

Upon completion of the such transaction in accordance with the foregoing requirements, the Holding Company shall (i) succeed to all of the rights and obligations of Borrower under this Agreement and the other loan documents to which Borrower is a party, (ii) for all purposes hereof be substituted for Borrower hereunder, and (iii) constitute the “Borrower” bound by this Agreement and the other loan documents to which Borrower is a party. After the transactions contemplated in this Section 3D.01.3, to evidence Borrower’s obligations as a subsidiary of the Holding Company, Borrower shall execute and deliver to Bank a guaranty of payment.

3D.01.4 CANADIAN AMALGAMATION. Borrower may cause the Canadian Amalgamation to occur so long as at the time of such transaction (a) no Default Under This Agreement or Event of Default shall then exist or immediately thereafter shall begin to exist, and (b) Borrower is in full compliance with the loan documents both prior to and subsequent to the Canadian Amalgamation.

4. Subsection 3D.04 LIENS, LEASES of the Credit Agreement is hereby amended by adding the following clause (x) to the subsection:

(x) a Second Preferred Fleet Mortgage in favor of KeyBank National Association as security for Borrower’s debt to KeyBank National Association evidenced by the Credit Agreement among Borrower, KeyBank National Association and various financial institutions dated May 15, 1998.

5. A new Subsection 3D.05 FIXED ASSETS is added to the Credit Agreement to read in its entirety as follows:

Borrower and its Subsidiaries shall not invest in consolidated capital expenditures more than an aggregate amount equal to Forty Million Dollars ($40,000,000) on an annual basis.

6. Borrower agrees to provide Bank with copies of all amendments to the Credit Agreement among Borrower, KeyBank National Association and various financial institutions dated May 15, 1998 and copies of all waivers of Events of Default or Unmatured Events of Default granted Borrower under such agreement.

7. If and when Borrower consummates the Holding Company Reorganization, Borrower will cause the Holding Company to execute a guaranty of payment in favor of Bank in the form substantially similar to Exhibit B attached hereto.

S. From and after the effective date of this First Amendment, references in the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

This First Amendment and the modifications set forth herein shall be and become effective as of the date hereof.

Except for the modifications set forth in this First Amendment, the Credit Agreement referred to above, as amended, is ratified and affirmed and shall be binding upon the parties, their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have cause this First Amendment to Credit Agreement to be duly executed.

NATIONAL CITY BANK		OGLEBAY NORTON COMPANY

/s/ Jeffery Taylor		/s/ Michael F. Biehl
Title:	Jeffery Taylor	Title:	Michael F. Biehl
By:	VP & Senior Lending Officer	By:	VP – Finance and Treasurer